UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 24, 2018

AMAZING ENERGY OIL AND GAS, CO.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-52392
(Commission File No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093
(Address of principal executive offices and Zip Code)

(855) 448-1922
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03
Creation of a Direct Financial Obligation

On October 24, 2018 Amazing Energy Oil & Gas, Co. (“Amazing” or the “Company”) entered into a loan agreement with Bories Capital, LLC whereby the Company borrowed the aggregate sum of five hundred thousand and no/100 dollars ($500,000.00) (the “Loan”).

The loan matures in two (2) years and requires interest only payments until maturity. The loan is unsecured and can accelerate in full if the Company defaults on its obligations under the promissory note or the loan agreement.

The proceeds of the Loan will be used to pay down existing debt of the Company and for general working capital.

Item 3.03
Material Modifications of Rights of Security Holders.

As additional consideration for receiving the Loan, the Company agreed to modify the terms of an Amazing common stock purchase warrant issued to Gulf South Holdings, Inc., an affiliate of Bories Capital, LLC and the rights and preferences of the shares of Amazing’s Series B Preferred Stock, all of which are held by the Lender.

The Warrant was modified to reduce the exercise price from $1.00 per share to $.40 per share, provide for a cashless exercise option and extend the expiration date of the Warrant to April 1, 2024.

The Series B Preferred shares were modified to eliminate the Company’s call provision until April 1, 2024, set the conversion period for the Series B into warrants from April 1, 2019 to April 1, 2024 and provide that the warrants into which the Series B may be converted shall have exercise prices of $.40 per share and a cashless exercise option.

The Loan Agreement and Promissory note are included herewith as Exhibits 10.1 and 10.2 respectively.

Exhibit No.	Document Description
10.1	Loan Agreement dated October 24, 2018.
10.2	Promissory Note dated October 24, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 25th day of October, 2018.

AMAZING ENERGY OIL AND GAS, CO.

BY:	/s/ Will McAndrew III
Will McAndrew III, CEO